Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
April 28, 2009	Richard E. Leone
Director — Investor Relations
rleone@rtiintl.com 330-544-7622
RTI ANNOUNCES FIRST QUARTER RESULTS
     Pittsburgh, Pennsylvania — RTI International Metals, Inc., (NYSE: RTI), released results today for the first quarter of 2009.
First Quarter 2009 Results
•	Net sales for the first quarter were $106.1 million

•	2.7 million pounds of titanium mill products shipments

•	Net loss of $1.5 million for the quarter, driven by excess capacity and operational issues in the Fabrication Group

•	Operating cash flow of $2.3 million
     During the first quarter, the Company reported a net loss of $1.5 million, or $0.06 per diluted share, on net sales of $106.1 million, primarily as a result of continued weakness in commercial aerospace related demand, sequential declines in the energy and industrial markets, and operational issues at the Fabrication Group. During the first quarter of 2008, the Company earned net income of $22.2 million, or $0.96 per diluted share, on net sales of $150.6 million.
     Notwithstanding the significant market challenges, the Company was able to generate $2.3 million of operating cash flow, driven by relatively good performances by the Titanium and Distribution Groups. Capital expenditures during the quarter were $26.1 million. The balance sheet remains strong with $262.8 million of cash and cash equivalents and $240.4 million of bank debt.
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April 28, 2009

Distribution Group
     For the first quarter of 2009, the Distribution Group posted operating income of $2.2 million on net sales of $49.7 million. During the same period in 2008, this Group earned operating income of $7.8 million on net sales of $65.6 million.
     Excess mill capacities and high distributor and end user inventories in titanium, superalloy, and stainless products, created a sequentially lower and more volatile pricing environment. Demand was further muted by both announced and anticipated production reschedules across commercial and defense aerospace platforms.
Fabrication Group
     During the first quarter of 2009, the Fabrication Group posted an operating loss of $7.2 million on net sales of $26.1 million. For the same period in 2008, this Group had an operating loss of $2.9 million on net sales of $29.9 million.
     The Group’s operating loss was driven by several factors, including cost overruns related to certain energy projects and other production related issues resulting in shipment delays and lower than expected manufacturing efficiencies. Further, the excess capacity challenges created by the ongoing delays in the ramp up of the Boeing 787 Program continued to result in lower utilization and other operational inefficiencies.
Titanium Group
     For the first quarter of 2009, the Titanium Group posted operating income of $4.2 million on sales of $64.1 million, including intersegment sales of $33.8 million. During the same period in 2008, this Group earned operating income of $28.4 million on sales of $102.2 million, including intersegment sales of $47.1 million.
     Mill product shipments for the first quarter were 2.7 million pounds at an average realized price of $22.22 per pound, compared to mill product shipments of 3.9 million pounds in the first quarter of 2008 at an average realized price of $24.94 per pound. The decrease in volumes from the same period in 2008 were anticipated and reflects the combination of excess inventories in the supply chain, as well as reduced end market demand for titanium mill products. The decline in pricing was driven primarily by an increase in the proportion of sales under long-term agreements to total sales.
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April 28, 2009

CEO Comment
     Dawne S. Hickton, Vice Chairman and CEO commented, “The continued deterioration in the global economy has created significant challenges in the industry. Nevertheless, the Titanium Group’s performance benefited from our significant long-term relationships, and given our strong balance sheet, we were able to maintain our pricing discipline. The Distribution Group also had a profitable quarter and generated positive cash from operations. On the other hand, the Fabrication Group continued to deal with excess capacity due primarily to the 787 program delays and also experienced operational issues resulting in shipment delays.
     “Given the global economic uncertainty and concerns about additional commercial aerospace production reductions, we continue to be focused on expense reductions and cash preservation.”
Conference Call Information
     To participate in today’s call at 11 a.m. Eastern Time, please dial toll free (USA/Canada) 800-447-0521 or (International) 847-413-3238 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call.
Replay Information
     Replay of the call will be available until 11:59 p.m., Eastern Time, on Tuesday, May 12, 2009, by dialing (USA/Canada) 888-843-8996 or (International) 630-652-3044 and Conference # 24169704.
Forward Looking Statement
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates and content per aircraft for commercial and military aerospace programs, military spending and continued support for the Joint Strike Fighter program, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the outcome of U.S. Custom’s investigation of the Company’s duty drawback claims, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission.
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April 28, 2009

Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
Company Description
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is one of the world’s largest producers of titanium mill products and a global supplier of fabricated titanium and specialty metal components for the international market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for commercial aerospace, defense, energy, industrial, chemical, and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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April 28, 2009

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2009	2008
Net sales	$106,054	$150,648
Cost and expenses:
Cost of sales	89,762	98,590
Selling, general, and administrative expenses	16,547	18,308
Research, technical, and product development expenses	524	524

Operating income (loss)	(779)	33,226
Other income	899	295
Interest income	641	903
Interest expense	(2,421)	(350)

Income (loss) before income taxes	(1,660)	34,074
Provision for (benefit from) income taxes	(201)	11,837

Net Income (loss)	$(1,459)	$22,237

Earnings per share:
Basic	$(0.06)	$0.97

Diluted	$(0.06)	$0.96

Weighted-average shares outstanding:
Basic	22,877,409	22,946,511

Diluted	22,877,409	23,186,958

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April 28, 2009

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$262,844	$284,449
Receivables, less allowance for doubtful accounts of $510 and $2,260	66,617	79,778
Inventories, net	281,425	274,330
Deferred income taxes	29,326	29,456
Other current assets	13,391	11,109

Total current assets	653,603	679,122
Property, plant, and equipment, net	280,086	271,062
Goodwill	47,617	47,984
Other intangible assets, net	12,567	13,196
Deferred income taxes	17,687	15,740
Other noncurrent assets	2,003	2,099

Total assets	$1,013,563	$1,029,203

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,313	$54,422
Accrued wages and other employee costs	12,954	20,452
Billings in excess of costs and estimated earnings	22,712	22,352
Current portion of long-term debt	12,917	1,375
Current liability for post-retirement benefits	2,632	2,632
Current liability for pension benefits	121	121
Other accrued liabilities	16,400	18,167

Total current liabilities	115,049	119,521
Long-term debt	227,510	238,550
Noncurrent liability for post-retirement benefits	30,934	30,732
Noncurrent liability for pension benefits	26,765	26,535
Deferred income taxes	154	154
Other noncurrent liabilities	13,224	11,777

Total liabilities	413,636	427,269

Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 23,777,620 and 23,688,010 shares issued; 23,083,532 and 23,004,136 shares outstanding	238	237
Additional paid-in capital	308,519	307,604
Treasury stock, at cost; 694,088 and 683,874 shares	(16,975)	(16,891)
Accumulated other comprehensive loss	(47,732)	(46,352)
Retained earnings	355,877	357,336

Total shareholders’ equity	599,927	601,934

Total liabilities and shareholders’ equity	$1,013,563	$1,029,203

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April 28, 2009

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	March 31,
	2009	2008
Cash provided by operating activities (including depreciation and amortization of $5,312 and $4,730 for the three months ended March 31, 2009 and 2008, respectively)	$2,262	$15,270

Cash used in investing activities	(26,055)	(20,975)

Cash provided by (used in) financing activities	1,249	(8,995)

Effect of exchange rate changes on cash and cash equivalents	939	(366)

Decrease in cash and cash equivalents	(21,605)	(15,066)
Cash and cash equivalents at beginning of period	284,449	107,505

Cash and cash equivalents at end of period	$262,844	$92,439

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April 28, 2009

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2009	2008
Net sales:
Titanium Group	$30,303	$55,127
Intersegment sales	33,751	47,089

Total Titanium Group net sales	64,054	102,216

Fabrication Group	26,064	29,912
Intersegment sales	14,365	22,451

Total Fabrication Group net sales	40,429	52,363

Distribution Group	49,687	65,609
Intersegment sales	677	823

Total Distribution Group net sales	50,364	66,432

Eliminations	48,793	70,363

Total consolidated net sales	$106,054	$150,648

Operating income (loss):
Titanium Group before corporate allocations	$6,979	$31,357
Corporate allocations	(2,758)	(3,005)

Total Titanium Group operating income	4,221	28,352

Fabrication Group before corporate allocations	(4,652)	(456)
Corporate allocations	(2,569)	(2,430)

Total Fabrication Group operating loss	(7,221)	(2,886)

Distribution Group before corporate allocations	4,264	9,777
Corporate allocations	(2,043)	(2,017)

Total Distribution Group operating income	2,221	7,760

Total consolidated operating income (loss)	$(779)	$33,226

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